Exhibit 99.1

FOR IMMEDIATE RELEASE

OCTOBER 1, 2021

Columbia Banking System Announces Completion of Acquisition of Bank of Commerce Holdings

TACOMA, WASHINGTON | SACRAMENTO, CALIFORNIA. Columbia Banking System, Inc. (NASDAQ: COLB, “Columbia”), today announced the completion of its acquisition of Bank of Commerce Holdings (NASDAQ: BOCH, “Bank of Commerce”), the holding company of Merchants Bank of Commerce. Following completion of the acquisition, Merchants Bank of Commerce was merged with and into Columbia’s wholly owned subsidiary, Columbia State Bank.

Under terms of the transaction agreement, Bank of Commerce shareholders received 0.40 of a share of Columbia common stock for each share of Bank of Commerce stock. Based on the issuance of 6,740,686 shares of Columbia common stock, the total deal consideration paid to Bank of Commerce shareholders was approximately $256 million.

Clint Stein, President and Chief Executive Officer of Columbia, said, “We are delighted to announce the completion of our merger with Merchants Bank of Commerce which marks our first physical presence in the state of California. The expansion is a natural continuation of our existing footprint and strengthens Columbia’s position as a leading regional bank. We are pleased to welcome the Merchants Bank of Commerce family of clients, employees and shareholders to Columbia. As a combined company, our teams will continue to provide our relationship style of banking to the communities we serve. ”

With the addition of Merchants Bank of Commerce, on a pro forma combined basis, Columbia Bank has over $20 billion in total assets and over 150 branches throughout Washington, Oregon, California and Idaho.

In celebration of the close of the merger, Columbia donated $50,000 to the Community Foundation of the North State to aid in the relief efforts helping neighbors and businesses that have been impacted by the recent wildfires in northern California. Kerry Caranci, Chief Executive Officer of Community Foundation of the North State shared with us, “We are very appreciative of this generous gift to our North State Wildfire Recovery Fund, which will support intermediate and long-term recovery efforts for major wildfires within northern California, as well as preparedness efforts. The Community Foundation has valued our partnership with Merchants Bank over the years and we look forward to growing the relationship with Columbia Bank.”

Later this year, Columbia plans to pay $500,000 to small businesses throughout northern California as part of its Pass It On Project following the close of the merger. The project began in the summer of 2020 as an effort to help support businesses working to recover from statewide stay-at-home orders while providing additional support for the community.

Columbia was advised on this transaction by Keefe, Bruyette & Woods, A Stifel Company, as financial advisor and Sullivan & Cromwell LLP, as legal counsel. Bank of Commerce was advised by Raymond James & Associates, Inc. as financial advisor, and Miller Nash LLP as legal counsel.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. (NASDAQ: COLB) is the holding company of Columbia State Bank, a Washington state-chartered full-service commercial bank with locations throughout Washington, Oregon, California and Idaho. The bank has been named one of Puget Sound Business Journal’s “Washington’s Best Workplaces,” more than 10 times and was ranked #1 in Customer Satisfaction with Retail Banking in the Northwest region by J.D. Power in the 2020 U.S. Retail Banking Satisfaction Study. Columbia was named the #1 bank in the Northwest on the Forbes 2020 list of “America’s Best Banks” marking nearly 10 consecutive years on the publication’s list of top financial institutions.

Contact Information

Columbia:
Clint Stein, President & Chief Executive Officer	(253) 593-8304
Aaron Deer, Chief Financial Officer	(253) 305-1966